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                                                                      Exhibit 25



THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR APPLICABLE STATE SECURITIES LAWS, NOR THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THOSE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.


                              AMPHION VENTURES L.P.


                             SENIOR PROMISSORY NOTE


$1,158,683.88                                                 December 29, 1997


         AMPHION VENTURES L.P., a Delaware limited partnership ("Amphion"), for value received, hereby promises to pay to LASERTECHNICS, INC., a Delaware corporation (the "Holder"), on demand, the aggregate principal amount of ONE MILLION, ONE HUNDRED FIFTY-EIGHT THOUSAND, SIX HUNDRED EIGHTY-THREE and 88/100 DOLLARS ($1,158,683.88), together with interest thereon from the date of this Note, at the rate of six percent (6%) per annum, calculated on the basis of the actual number of days elapsed over a 364- (or 365-) day year. Each payment received by the Holder hereunder shall be applied first to accrued interest on and then to the unpaid principal amount of this Note, and shall be recorded on the Grid below. This Note is the Senior Promissory Note issued by Amphion to the Holder pursuant to the Series G Preferred Stock Purchase Agreement dated as of December 29, 1997 (the "Purchase Agreement"), among Amphion, Antiope Partners L.L.C. and the Holder.

         Payment of principal and interest shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. All such payments shall be made by wire transfer of Federal funds in accordance with the written instructions of the Holder or, in the absence of such instructions, by check mailed to the Holder at the address last given to Amphion by the Holder in writing for such purpose. This Note may be paid in whole or in part at any time at the option of Amphion, without premium or penalty, upon written notice to the Holder.

         Amphion hereby waives presentment for payment, demand for payment, notice of nonpayment, protest and notice of protest. This Note shall be binding upon Amphion and its successors and assigns, but shall not be transferable by the Holder without the prior written consent of Amphion. This Note shall be governed by and construed in accordance with the laws of the State of New York, without reference to its rules as to conflicts of law.

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         IN WITNESS WHEREOF, Amphion has caused this Note to be duly executed and delivered by the undersigned representative of Amphion, thereunto duly authorized.


                                       AMPHION VENTURES L.P.

                                       By Amphion Partners L.L.C., its general
                                       partner


                                       By:      //s
                                          -------------------------------------
                                                Name: Richard C.E. Morgan
                                                Title: Managing Member


                                      GRID



                         PAYMENTS                                         BALANCE DUE
-----------------------------------------------------          --------------------------------
                                                                Balance Due
Date Made                Principal           Interest          on Principal         Recorded By
---------                ---------           --------          ------------         -----------
                                                               $1,158,683.88

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